UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2016

MERITOR, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-15983	38-3354643
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

2135 West Maple Road
Troy, Michigan
(Address of principal executive offices)

48084-7186
(Zip code)

Registrant’s telephone number, including area code: (248) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

The information set forth in Item 2.03 below is incorporated in this Item 1.01 by reference.

Item 2.03. Creation of a Direct Financial obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On February 19, 2016, certain subsidiaries of Meritor, Inc. (“Meritor”), Meritor Heavy Vehicle Braking Systems (U.S.A.), LLC and Meritor Heavy Vehicle Systems, LLC (the “Originators”), entered into a Receivables Purchase Agreement dated as of February 19, 2016 (the “Receivables Purchase Agreement”) with Nordea Bank AB (“Nordea”), as purchaser. The Receivables Purchase Agreement replaces a similar agreement, which expires February 28, 2016. Under the Receivables Purchase Agreement, the Originators are able to sell to Nordea up to 80 million Euro of eligible receivables outstanding at any time, and from time to time, from AB Volvo and its subsidiaries, during the three-year term of the agreement, which expires on February 19, 2019. The amount of eligible receivables sold may exceed Nordea’s commitment at Nordea’s sole discretion. The purchase price will be the net face amount of such receivables, discounted for the period of time from the date of sale to the anticipated date of payment at a rate equal to 3-month LIBOR plus an applicable margin per annum, currently 185 basis points, which may vary up to a maximum of 317 basis points depending on certain circumstances from time to time.

The Receivables Purchase Agreement is intended to effect an absolute transfer of the relevant receivables to Nordea, and contains representations warranties and covenants typical for such a transaction. The Receivables Purchase Agreement is cross-defaulted to Meritor’s senior secured revolving credit facility, and it contains other customary events of default. For a further description of the covenants set forth in Meritor’s senior secured revolving credit facility, please see Note 17 of the Notes to Consolidated Financial Statements and the discussion under the heading “Liquidity” in Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Meritor’s quarterly report on Form 10-Q for the quarter ended January 3, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERITOR, INC.
(Registrant)

Date: February 24, 2016	By:	/s/ Kevin A. Nowlan
Kevin A. Nowlan
Senior Vice President and Chief Financial Officer